As filed with the Securities and Exchange Commission on August 8, 2008
Registration No. 333-150727

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM S-3
REGISTRATION STATEMENT
ON FORM S-1
UNDER
THE SECURITIES ACT OF 1933

Modtech Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	33-0825386
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2830 Barrett Avenue
Perris, California 92571
(951) 943-4014
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dennis L. Shogren
President and Chief Executive Officer
Modtech Holdings, Inc.
2830 Barrett Avenue
Perris, California 92571
(951) 943-4014
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Jon R. Haddan, Esq.
Haddan & Zepfel LLP
500 Newport Center Drive, Suite 580
Newport Beach, California 92660
(949) 706-6000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of  “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, $0.01 par value per share	1,595,995	$0.21	$335,158.95	$13.17

______________
(1)	Represents 1,595,995 shares of common stock to be issued upon exercise of warrants.

(2)
Estimated in accordance with Rule 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee based on the average of the high and low prices for Modtech Holdings, Inc. common stock on the NASDAQ Global Market on May 5, 2008 in connection with the filing of the Registrant’s registration statement on Form S-3 on May 7, 2008.

(3)	A fee of $57.71 was previously paid when the Registrant's initial registration statement was filed on May 7, 2008.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 8, 2008

PRELIMINARY PROSPECTUS

MODTECH HOLDINGS, INC.

1,595,995 Shares of

Common Stock

par value $0.01 per share

This prospectus relates to an aggregate of 1,595,995 shares of common stock of Modtech Holdings, Inc. that may be offered for sale by the persons named in this prospectus under the caption “Selling Stockholders” who acquired such shares upon exercise of warrants issued March 4, 2008. We will not receive any of the proceeds from the offer and sale of the shares.

The shares may be offered for sale from time to time by the selling stockholders acting as principal for their own accounts or in brokerage transactions at prevailing market prices or in transactions at negotiated prices. No representation is made that any shares will or will not be offered for sale. It is not possible at the present time to determine the price to the public in any sale of the shares by the selling stockholders and the selling stockholders reserve the right to accept or reject, in whole or in part, any proposed purchase of shares. Accordingly, the public offering price and the amount of any applicable underwriting discounts and commissions will be determined at the time of such sale by the selling stockholders.

Our common stock is currently quoted on the Over-the-Counter (“OTC”) Bulletin Board under the symbol “MODT.” On August 4, 2008, the last reported sales price of the shares by the OTC Bulletin Board was $0.03 per share.

See “Risk Factors” beginning on page 1 to read about risks that you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August __, 2008

TABLE OF CONTENTS

SUMMARY	1

RISK FACTORS	1

FORWARD LOOKING STATEMENTS	10

USE OF PROCEEDS	10

RECENT PRICE RANGE OF OUR COMMON STOCK	11

SELLING STOCKHOLDERS	11

DESCRIPTION OF CAPITAL STOCK	20

PLAN OF DISTRIBUTION	23

LEGAL MATTERS	24

EXPERTS	24

WHERE YOU CAN FIND MORE INFORMATION	25

INCORPORATION BY REFERENCE	25

As used in this prospectus, the terms “we,” “us,” “our,” the “Company” and “Modtech” means Modtech Holdings, Inc. and its subsidiaries (unless the context indicates a different meaning), and the term “common stock” means our common stock, $0.01 par value per share.

No dealer, salesman or other person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus. If given or made, such information or representations should not be relied upon as having been authorized by us or by any selling stockholder. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of Modtech since the date hereof.

SUMMARY

This prospectus contains forward looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements as a result of certain factors appearing under “Risk Factors” and elsewhere in this prospectus. The following summary does not contain all the information that may be important to you. You should read the entire prospectus, including the financial statements and other information incorporated by reference in this prospectus, before making an investment decision.

Our Company

We are a leading provider of modular classrooms in the State of California and a significant provider of classroom, commercial and light industrial modular buildings in California, Nevada, Arizona, New Mexico, Utah, Colorado, Florida and other neighboring states. We serve the educational, commercial, governmental, institutional and retail markets. We distribute our classroom and custom projects through direct sales, dealers and distributors. As of December 31, 2007, we had three manufacturing facilities, one each in California, Arizona and Florida. At present, substantially all production is done from our California facility. We conduct sales from all three facilities.

Our principal executive offices are located at 2830 Barrett Avenue, Perris, California 92571 and our telephone number is (951) 943-4014. Information contained in our website, www.modtech.com, is not part of this prospectus.

RISK FACTORS

An investment in our common stock involves a high degree of risk. We operate in a dynamic and rapidly changing industry that involves numerous risks and uncertainties. Before purchasing these securities, you should carefully consider the following risk factors, as well as other information contained in this prospectus or incorporated by reference into this prospectus, to evaluate an investment in the securities offered by this prospectus. The risks and uncertainties described below are not the only ones we face. Other risks and uncertainties, including those that we do not currently consider material, may impair our business. If any of the risks discussed below occur or continue, our business, financial condition, operating results or cash flows could be materially adversely affected. This could cause the trading price of our common stock to decline, and you may lose all or part of your investment.

We have incurred significant operating losses, negative margins and certain negative operating cash flow and may continue to do so. This has and may continue to adversely affect our liquidity and our ability to obtain bonding necessary for certain construction projects. It could also adversely affect our ability to repay our debt in the future.
We experienced significant operating losses and negative cash flow from operations in 2007, 2006 and 2005. We may continue to experience future operating losses and negative operating cash flow which has adversely affected our liquidity and ability to obtain bonding necessary for bidding on certain construction projects. For the year ended December 31, 2007, our revenues were down 44.0% compared to the year ended December 31, 2006. We experienced a net loss of $56.9 million for the year ended December 31, 2007 and net cash used in operating activities was $6.2 million for the year. Although we had positive gross profit during the year ended December 31, 2006, we experienced a net loss of $54.7 million for the year ended December 31, 2006 and net cash used in operating activities was $7.5 million for the year. We experienced a net loss of approximately $21.1 million for the twelve month period ended December 31, 2005 and a net decrease in cash and cash equivalents of approximately $8.5 million for the period. For the quarter ended March 31, 2008, revenues were down 53.7% compared to the quarter ended March 31, 2007 and the loss from operations increased from $2.6 million for the quarter ended March 31, 2007 to $4.4 million for the quarter ended March 31, 2008. We may experience future losses that could continue to adversely affect our liquidity and ability to obtain bonding.

The promissory notes issued to Laurus Master Fund, Ltd. (“Laurus”), which had a principal balance of $14.4 million at December 31, 2007, are secured by liens on substantially all of our assets. Should we default under these notes the note holder could foreclose on all of our assets. We may not generate sufficient cash flow to repay our indebtedness, and we may not be able to obtain additional financing or refinance our indebtedness when needed on reasonable terms, if at all. The failure to obtain such financing would reduce our access to necessary capital to fund our operations and harm our business, results of operations and financial condition.

If we do not generate sufficient cash flow in the future to fully repay our indebtedness to Laurus we will have to attempt to refinance our debt. Given our current financial condition, if the need arises, we may not be able to refinance our indebtedness on terms acceptable to us, or on any terms. Any such failure to obtain financing would harm our business, results of operations and financial condition. It might force us to liquidate some of our assets in order to repay our debt to Laurus.

In the past three years, we have breached the financial covenants of our debt instruments and credit facilities.

During the past three years, we have, at times, been unable to meet certain financial ratios or covenants required by our current lenders and have been forced to seek waivers of default and amendments. In some instances, we have incurred substantial fees to obtain the waivers. In February 2008, we agreed to pay to Laurus and two of its related entities an aggregate of $750,000, plus interest, on December 29, 2009 in order to obtain a waiver of an event of default under the promissory notes issued to Laurus in 2006.

The notes issued to Laurus are secured by liens on substantially all of our assets. Should we default under these notes, we could be required to repay all amounts then outstanding or face a foreclosure on all of our assets, unless we are then able to negotiate an amendment, forbearance or waiver, or repay or refinance the debt.

Our current promissory notes contain certain covenants and financial conditions that limit the way we conduct business.

The promissory notes we issued to Laurus Master Fund, Ltd. in 2006 and the agreement pursuant to which we issued the notes contain various covenants limiting our ability to incur or guarantee additional indebtedness, pay dividends and make other distributions, make capital expenditures, make acquisitions and sell assets. These covenants may prevent us from raising additional financing, competing effectively or taking advantage of new business opportunities. Under the notes, we are also required to maintain a minimum amount of cash and approved accounts receivable, which we previously failed to do resulting in an event of default in February 2008 as described above.

Our substantial leverage could adversely affect our financial condition.

We are highly leveraged and expect to continue to be highly leveraged. As of December 31, 2007 the principal balance of our outstanding promissory notes was $14.4 million. As of December 31, 2006 the balance was $19.5 million. The notes must be repaid in full by December 28, 2009. The notes are not a revolving credit facility that we can pay down and borrow against again.

Should we experience a decline in the value of our assets, which secure our debt, it would limit our ability to obtain additional or new financing, if necessary, for operating expenses, or limit our ability to obtain such financing on reasonable terms.

The market price for our common stock has been and may continue to be subject to significant price fluctuations, and our stockholders could have difficulty trading shares.

The market price for our common stock has been and may continue to be subject to significant price fluctuations. Our stock price declined from an average price of approximately $4.67 in January 2007 to an average of approximately $0.08 in July 2008

Future price fluctuations could be in response to operating results, announcements of technological innovations, changes in legislative and educational policies or general market conditions. Additionally, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated to the operating performance of individual companies. These market fluctuations, as well as general economic conditions, may adversely affect the price of our common stock

In the past, securities class action litigation has often been instituted against a company following periods of volatility in the company’s stock price. This type of litigation, if filed against us, could result in substantial costs and divert our management’s attention and resources.

The future sale of a substantial number of shares of common stock by us to raise capital or by our existing stockholders, including the selling stockholders set forth in this prospectus, may have an adverse impact on the market price of the shares of our common stock. The trading price of our common stock may not improve or even remain at or near its current level.

We were suspended from The Nasdaq Global Market on July 24, 2008 and our common stock is now quoted on the OTC Bulletin Board.

Because we were unable to regain compliance with the $1 minimum bid price rule of The Nasdaq Global Market between January 16, 2008 and July 14, 2008 our shares of common stock were suspended from trading on July 24, 2008. In order to regain compliance, the closing bid price of our common stock would have to have been at least $1 for a minimum of 10 consecutive business days.

Currently, our common stock is quoted on the OTC Bulletin Board. Stocks quoted on the OTC Bulletin Board are often less liquid than stocks traded on The Nasdaq Global Market.

We are underutilizing our manufacturing facilities and may continue to do so in the future. In the past we closed some of our facilities which may in the future result in our having inadequate facilities to meet an increase in demand for our products.

As a result of reduced demand for our products, we closed two manufacturing facilities in California and one in Texas during the past three years and are currently conducting substantially all of our manufacturing operations from just one of our three remaining facilities. If demand does not increase, our margins will continue to be negatively impacted. This could inhibit our ability to fund operations and service our debt. Conversely, if demand for our products increases in the future our remaining manufacturing facilities may be inadequate to meet the demand. Our inability to generate sufficient manufacturing capacities to meet future demand, either through our own facilities or through outsourcing to third parties, could result in our inability to fulfill orders or require us to turn down orders.

We may be unable to hire sufficient numbers of employees when needed.

Our assembly line process requires a significant number of manufacturing employees, many of whom are employed at relatively low wages. During certain periods, we have experienced difficulty in finding suitable replacements for our workforce when turnover occurs. Since the beginning of 2008, we have reduced our workforce by approximately 30% because of low sales volume. Should sales improve in the future we will need to hire new employees. Our inability to hire and retain sufficient numbers of manufacturing employees at any of our operating facilities could result in our inability to fulfill orders or require us to turn down orders which could have an adverse effect on our business, results of operations and financial condition.

Our future results may fail to meet expectations.

Our results may fail to meet the expectations of analysts and investors. Our results and related ratios, such as gross margin, operating income percentage and effective tax rate may be poorer than we, our analysts or investors expect because of:

•	general economic conditions in the states where we sell our products;

•	legislative and educational policies in the states where we sell our products;

•	seasonality and variability in the modular classroom and our other end-markets;

•	the timing of new product introductions by us and our competitors;

•	product obsolescence;

•	the scheduling, rescheduling or cancellation of orders by our customers;

•	the cyclical nature of demand for our products;

•	capacity utilization;

•	product mix and pricing;

•	movements in interest rates or tax rates; and

•	litigation and regulatory matters.

As a result of these factors, future results may not improve over past results.

The prices of raw materials have significantly increased in recent years and if we are unable to pass these costs onto our customers, our financial results could be significantly harmed.

The cost of raw materials represents a significant portion of our operating expenses. As a result of domestic and international events, the prices of raw materials we use in our operations fluctuate and have significantly increased in recent years. For example, during 2004, the cost of certain steel used in some of our components nearly doubled and overall our steel costs were up in excess of 30%. We are not always able to obtain the right in our contracts to pass through raw material price increases to our customers. Should we experience significant increases in the price of raw materials as we did in 2004, our financial results could be adversely affected.

We receive a significant portion of our revenues from the sale of classrooms to the State of California and California school districts, the leasing companies that lease classrooms to such school districts and from a small number of independent dealers. The loss of any one of these customers or failure to collect a receivable from them could adversely affect our operations and financial position.

We receive a significant portion of our revenues from the sale of classrooms to California school districts, to leasing companies that lease to such school districts and to a small number of independent dealers. Historically, certain California school districts, certain leasing companies and certain independent dealers have individually accounted for 10% or more of our consolidated revenues in certain quarters or represented 10% or more of our net accounts receivable on any given date. During the year ended December 31, 2007, sales of classrooms, directly or indirectly, for use in California schools accounted for approximately 49.9% of our net sales. During the same year, one independent dealer accounted for 6.5% of our net sales.

The loss of any significant customer, the failure to collect a significant receivable from a significant customer, any material reduction in orders by a significant customer or the cancellation of a significant customer order could significantly reduce our revenues and consequently harm our financial condition and our ability to fund our operations and service our debt.

Sales of our classroom product are dependent upon the legislative and educational policies and the financial condition of the states in which we do business.

The demand for our modular relocatable classrooms is affected by various state statutes which, among other things, prescribe:

•	the way in which all school classrooms to be constructed on public lands must be designed and engineered;
•	the methods by which customers for our classroom product, primarily individual school districts, obtain funding for the construction of new facilities; and
•	the manner in which available funding is spent.

As a result, our business depends upon the legislative and educational policies and financial condition of the states in which we do business. For example, in California, funding for new school construction and rehabilitation of existing schools by school districts currently is provided primarily at the state level, through annual allocations of funds derived from general revenue sources and statewide bond issues. In addition, school districts obtain funding for the purchase or lease of school facilities through the imposition of developers’ fees and local bond issuances. The availability of this funding is subject to financial and political considerations which vary from district to district and is not tied to demand. In California there is a requirement that, in order for school districts to increase the amount of funds to be received from developers in excess of the statutory level, the districts must show that 20% of all classroom space, not just space to be added, consists of relocatable classrooms. Although our classroom units qualify as relocatable structures, there are alternative structures that are less relocatable in nature than our classrooms that may also satisfy this legislative requirement. Changes in the legislative and educational policies or shortages of financial resources at either state or local levels in the states in which we do business could harm our business. Because of California’s current $15 billion budget deficit, the state is considering a $207 million cut in its 2008-2009 budget for the Classroom Size Reduction Program that has been in place since 1996. This will adversely affect the demand for relocatable classrooms.

Despite the existence of some barriers to entry into our markets, our markets are competitive and our market share may be reduced if competitors enter the market or we are unable to respond to our competitors effectively.

Barriers to entry into the modular classroom and commercial and light industrial modular building markets consist primarily of access to capital, the availability of a qualified labor pool, the nature of the bidding process, the level of performance bonding required, and the industry’s regulated environment. In the California market, for example, the state approves the designs and plans for classrooms sold to California schools and the time required to complete the approval process also creates a barrier to entry. However, manufacturers of other modular buildings, including housing and classrooms, who possess a skilled work force and manufacturing facilities, could easily adapt their manufacturing facilities to produce modular structures, and might choose to do so during an economic downturn in their industry. We expect continued competition from existing competitors as well as competition from new entrants into the modular building market. In 2005, two of our former executive officers opened separate and unrelated modular building manufacturing business, one in Texas and the other across the street from our plant in Perris, California.

Our ability to compete successfully depends on several factors, including:

•	maintaining high product quality;

•	ability to deliver products on a timely basis;

•	pricing policies of our competitors;

•	success in designing and manufacturing new products;

•	marketing manufacturing and distribution capability; and

•	financial strength

To the extent our products achieve market success, competitors typically seek to offer competitive products or lower prices, which, if successful, could reduce our market share, harm our ability to compete successfully and reduce our revenue and margins which could harm our business, results of operations and financial condition.

Fluctuations, seasonality and economic downturns in any of our end-markets may have adverse consequences for our business.

Our quarterly revenue typically has been highest in the second and third quarters of the year when school districts generally place a large number of orders for modular classrooms to be delivered in time for the upcoming school year. Additionally, first and fourth quarter revenues are typically lower due to a greater number of holidays, days of inclement weather, and customer budget and fiscal constraints during such periods.

In the past, the level of funding available from the states in which we do business to the school districts which are the end customers of our classrooms have caused such districts to experience budget shortfalls and to reduce their demand for our products despite growing student populations. If restrictions or limitations on funding available to school districts from the states in which we do business increases, it could result in a lower number of orders for our products which could reduce our revenues and consequently harm our financial condition and our ability to fund our operations and service our debt.

If liabilities related to inspection and certification tests exceed our estimates, our profitability could be harmed.

Most of our contracts require us to build classrooms which meet certain established state mandated function and manufacturing specifications. Under such contracts, we assume the liability for correcting, without additional compensation, any deficiencies which cause the classrooms to fail inspection and certification tests. We rely upon our experience and expertise to evaluate the potential for such liability and to price our bids accordingly and we follow strict quality control standards and subject our units under construction to extensive testing under the supervision of inspectors hired by our customers. If we incur such liability significantly in excess of our estimated profitability it could harm our business.

In addition, delays in obtaining approvals can cause costs to exceed our estimates and harm our results. For example, a delay in the approval of certain welds called for in a project for the Heritage High School in Brentwood, California in 2004 resulted in an accelerated timeline to complete that project which, in turn, led to approximately $3.8 million in additional costs.

Costs related to our compliance with Section 404 of the Sarbanes-Oxley Act have been significant and may continue to negatively impact our cash flow and results of operations.

Our efforts to comply with Section 404 of the Sarbanes-Oxley Act of 2002 and the related regulations regarding our required assessment of our internal control over financial reporting and our independent registered public accounting firm’s audit of that assessment has required the commitment of significant financial and managerial resources. Our compliance efforts have resulted in, and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. During 2004 and 2005 direct costs relating to Sarbanes-Oxley compliance were approximately $750,000 and $500,000, respectively. During 2006 and 2007 we did not incur significant costs related to Section 404 of the Sarbanes-Oxley Act of 2002 because, effective for the year ended December 31, 2005, we were no longer required to file as an accelerated filer. Although a management’s assessment of internal controls over financial reporting was required for the year ended December 31, 2007, our independent registered public accounting firm’s audit of that assessment was not required to be included in our annual filings on Form 10-K for the years ended December 31, 2005, 2006 and 2007. We are now, however, required to include this audit in our Form 10-K report for the year ended December 31, 2009. As a result, we expect that compliance costs will increase in 2009.

We are subject to government regulations and other standards that impose operational and reporting requirements.

We are subject to a variety of Untied States federal, state and local government laws, rules and regulations, including those related to the use, storage, handling, discharge or disposal of certain toxic, volatile or otherwise hazardous chemicals used in the manufacturing process.

We believe we are currently in material compliance with such laws, rules and regulations and price our bids in accordance with our experience and expertise to include the costs of such compliance. If there are changes in such laws, rules or regulations or we are found not to be in compliance with such laws, rules or regulations, we could be required to incur substantial additional expenses to acquire equipment necessary to make our manufacturing process compliant and could incur fines or penalties associated with any non-compliance, which we are unable to quantify at this time but which could be material. Any such event could cause our product costs to significantly increase, thus reducing our margins and harming our ability to compete effectively which would harm our business, results of operations and financial condition.

The Sarbanes-Oxley Act of 2002 required us to change or supplement some of our corporate governance and securities disclosure and compliance practices. The Securities and Exchange Commission (“SEC”) has revised, and continues to revise, its regulations. These developments have increased, and may continue to increase, our legal compliance and financial reporting costs.

These developments may also make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. This, in turn, could make it more difficult for us to attract and retain qualified members of our board of directors or qualified executive officers.

Failure to comply with present or future laws, rules and regulations of any kind that govern our business could result in suspension of all or a portion of production, cessation of all or a portion of our operations, or the imposition of significant administrative, civil, or criminal penalties, any of which could harm our business.

We have identified material weaknesses in our disclosure controls and procedures and our internal control over financial reporting, which, if not remedied effectively, could prevent us from reporting our financial results on a timely and accurate basis and result in a decrease in the trading price of our common stock and otherwise seriously harm our business.

Management through, in part, the documentation, testing and assessment of our internal controls over financial reporting pursuant to the rules promulgated by the SEC under Section 404 of the Sarbanes-Oxley Act of 2002 and Item 308 of Regulation S-K, has concluded that our disclosure controls and procedures and our internal controls over financial reporting had material weaknesses as of December 31, 2005. We have taken certain actions to begin to address those material weaknesses, but as of June 30, 2008 had not yet completed our remediation efforts.

If we fail to complete our remediation or if we complete the remediation but fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Failure to achieve and maintain an effective internal control environment could prevent us from reporting our financial results on a timely and accurate basis or cause investors to lose confidence in our reported financial information. These effects could in turn result in a decrease in the trading price of our common stock.

Prior to the remediation of these material weaknesses, there remains risk that the transitional controls on which we currently rely will fail to be sufficiently effective, which could result in a material misstatement of our financial position or results of operations and require a restatement. If this were to occur, investors may not be able to rely on the financial statements contained in this prospectus. In addition, even if we are successful in strengthening our controls and procedures, such controls and procedures may not be adequate to prevent or identify irregularities or facilitate the fair presentation of our financial statements or SEC reporting.

We have experienced significant turnover of senior management and our current executive management team has been together for a limited time, which could slow the growth of our business and cause our operating results to decline.

Throughout 2003 and 2004, we announced a series of changes in our management that included the departure of several senior executives, and there have also been changes in the responsibilities of our board of directors. Our chairman, Charles C. McGettigan, a long serving company director became chairman in August 2003; in June 2003 Dennis Shogren joined us as our chief financial officer and in September 2004, David Buckley joined us as our chief executive officer. Mr. Buckley resigned in 2006, and Mr. Shogren was appointed chief executive officer. Kenneth Cragun joined us in 2006 as our new chief financial officer.

Other members of our senior management team are new to Modtech or new in their positions. Because of these recent changes, our management team has not worked together as a group for an extended period of time and may not work together as effectively to successfully execute on revenue goals, implement our strategies and manage our operations as they would if they had worked together for a longer period of time.
If our management team is unable to accomplish our business objectives, our ability to grow our business and successfully meet operational challenges could be severely impaired.

Only Dennis Shogren, Kenneth Cragun and Ronald Savona, Senior Vice President of Operations, have long-term employment agreements and it is possible that this high turnover at our senior management levels may also continue for a variety of reasons. We are not aware of impending retirements or voluntary separations, but the loss of the services of one or more of our key senior executive officers could also affect our ability to successfully implement our business objectives, which could slow the growth of our business and cause our operating results to decline. For these reasons, our shareholders may lose confidence in our management team and decide to dispose of our common stock, which could cause the price of our common stock to decline.

We have acquired and may continue to acquire other companies and may be unable to successfully integrate these companies into our operations.

In the past, we have expanded our operations through strategic acquisitions, and we may expand and diversify our operations with additional acquisitions in the future. We may not realize the anticipated benefit from any of the transactions we pursue. Regardless of whether we consummate any such transaction, the negotiation of a potential transaction as well as the integration of the acquired business could require us to incur significant costs and cause diversion of management’s time and resources. Any such transaction could also result in impairment of goodwill and other intangibles, write-offs and other related expenses. If we are unsuccessful in integrating these companies into our operations or if integration is more difficult than anticipated our business, results of operations and financial condition could be harmed. Some of the risks that may affect our ability to integrate acquired companies include those associated with:

•	unexpected losses of key employees or customers of the acquired company;

•	conforming the acquired company’s standards, processes, procedures and controls with our operations;

•	coordinating new product and process development;

•	hiring additional management and other critical personnel; and

•	increasing the scope, geographic diversity and complexity of our operations.

Earthquakes or other natural disasters may cause us significant losses.

Our corporate headquarters, certain of our manufacturing facilities and certain other critical business operations are located near major earthquake fault lines. We do not maintain earthquake insurance and could be harmed in the event of a major earthquake. We maintain some business interruption insurance to help reduce the effect of such business interruptions, but we are not fully insured against such risks.

Anti-takeover provisions in our charter documents and under Delaware law may make an acquisition of us, which may be beneficial to our stockholders, more difficult.

We are incorporated in Delaware. Certain anti-takeover provisions of Delaware law and our charter documents as currently in effect may make a change in control of our company more difficult, even if a change in control would be beneficial to the stockholders.

Our board of directors has the authority to issue 4,900,000 shares of preferred stock and to determine the terms of those shares of stock without any further action by the stockholders. The rights of holders of our common stock are subject to the rights of the holders of any preferred stock that may be issued. The issuance of preferred stock could make it more difficult for a third party to acquire a majority of our outstanding voting stock. Delaware law also prohibits corporations from engaging in a business combination with any holders of 15% or more of their capital stock until the holder has held the stock for three years unless, among other possibilities, the board of directors approves the transaction. Our board of directors may use these provisions to prevent changes in the management and control of our company. Also, under applicable Delaware law, our board of directors may adopt additional anti-takeover measures in the future.

FORWARD LOOKING STATEMENTS

This prospectus contains statements which, to the extent that they are not recitations of historical fact, constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934.

The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “forecast” “may,” “will,” “should,” “continue,” “predict” and similar expressions are intended to identify forward-looking statements. These risks, uncertainties, assumptions and other factors, including the risks outlined under “Risk Factors,” may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from future results, levels of actual activity, performance or achievements expressed or implied by such forward looking statements. Such forward-looking statements are intended to be subject to the safe harbor protection within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this prospectus, including “Risk Factors,” describe factors, among others, that could contribute to or cause such differences.

The accuracy of the forward looking statements may be impacted by a number of business risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including but not limited to: the ability to adequately pass through to customers unanticipated future increases in raw material costs; an unanticipated change in the types of classrooms required by school districts; and declines in available funding for modular classroom construction and other risks and uncertainties that are described in the “Risk Factors” section hereof. Although we believe the expectations reflected in our forward-looking statements are based upon reasonable assumptions, there is no assurance that our expectations will be attained. We will not update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares offered and sold for the account of the selling stockholders. If the warrants for all the shares of common stock offered pursuant to this prospectus are exercised, we will receive $638,398. We will use any such proceeds for general corporate purposes, including capital expenditures and working capital.

The selling stockholders will not pay any of the expenses that are incurred in connection with the registration of the shares, but the selling stockholders will pay all commissions, discounts and any other compensation to any securities broker dealers through whom they sell any of the shares.

RECENT PRICE RANGE OF OUR COMMON STOCK

Our common stock is currently quoted on the OTC Bulletin Board under the symbol “MODT”, but during the first two fiscal quarters of 2008 it was traded on the NASDAQ Global Market under the symbol “MODT”. The range of high and low sales prices for the common stock on The Nasdaq Global Market for the periods indicated below, were as follows:

Fiscal Year Quarters Ended	High	Low
March 31, 2008	$1.00	$0.19
June 30, 2008	$0.31	$0.08

Our stock commenced quotation on the OTC Bulletin Board on July 24, 2008. Through August 4, 2008, the range of high and low sales prices reported by the OTC Bulletin Board has been from $0.08 to $0.03.

SELLING STOCKHOLDERS

On March 4, 2008, we issued to Laurus Master Fund, Ltd. and two of its related entities, Valens U.S. SPV I, LLC and Valens Offshore SPV I, Ltd three separate Common Stock Purchase Warrants to acquire an aggregate of 3,000,000 shares of our common stock at an exercise price of $0.48 per share. The warrants were issued as part of the consideration for an Amendment and Waiver Agreement with Laurus and its related entities pursuant to which we received a waiver of our breach of a financial covenant under two promissory notes previously issued to Laurus in October and December of 2006 with an aggregate principal balance of approximately $14 million at March 4, 2008. In accordance with the Amendment and Waiver Agreement, we also issued three separate promissory notes to Laurus and its related entities for an aggregate of $750,000. As part of the waiver, Laurus and its related entities agreed for a period of time to defer monthly principal payments under the notes and adjust the financial covenant under the notes. On March 21, 2008, we issued to Laurus and its related entities three separate Amended and Restated Common Stock Purchase Warrants that replaced the warrants issued to them on March 4, 2008 and which reduced the exercise price of the warrants to $0.40 per share. The exercise price of the replacement warrants do not automatically adjust, except in the case of stock splits and other similar transactions.

Under our registration rights agreements with the selling stockholders, we agreed to register for resale from time to time by the selling stockholders the shares of common stock issuable upon exercise of the warrants. This prospectus covers the resale of 1,595,995 of such shares. It also covers an indeterminate number of additional shares of common stock that may become issuable in connection with the exercise of the warrants by reason of stock splits, stock dividends or other adjustments under certain conditions in accordance with Rule 416 of the Securities Act of 1933.
The total dollar value of the shares covered by this prospectus was $510,718 as of March 21, 2008, the date the exercise price of the warrants was reduced to $0.40.

The following table sets forth certain information concerning the net proceeds from the issuance of the warrants and the potential profit to the selling stockholders.

Net Proceeds
& Potential Profit

Gross proceeds from issuance of warrants on March 4, 2008.	-0-

Payments made in connection with the issuance of warrants to selling stockholders, their affiliates and parties with whom they had contractual relationships regarding the issuance.	$23,000	(1)

Net proceeds from the issuance of the warrants.	$-0-

Total possible profit to be realized by selling stockholders upon exercise of warrants and from prior securities transactions with us.	-0-	(2)

(1) Legal fees of warant holder. The determination of the amount of potential liquidated damage payments under the registration rights agreements is not possible at this time.

(2) Based on the closing price of our common stock on the date of the prior securities transactions with the selling stockholders and the prices, including conversion and exercise prices, of the securities purchased by the selling stockholders on such dates. There was no potential profit to be realized upon exercise of the warrants on March 21, 2008, which was the date they were repriced from an exercise price of $0.48 per share to an exercise price of $0.40 per share. The Nasdaq Global Market was closed on that date because it was Good Friday, but the closing price of our common stock on the preceding day was $0.32 per share.

Pursuant to registration rights agreements with the warrant holders, we may be required to pay liquidated damages to such parties in the event the registration statement of which this prospectus is a part is not timely filed or timely declared effective. The liquidated damages are $180,000 for each 30-day period or pro rata for any portion thereof that the registration statement is not timely filed or declared effective up to a maximum of $1.8 million. One-half of the damages that may be owed to the holders of the warrants may be paid in shares of common stock.

The selling stockholders are Laurus Master Fund, Ltd., and affiliates of Laurus Master Fund, Ltd., Valens U.S. SPVI, LLC and Valens Offshore SPVI, Ltd. Since October 31, 2006, we have issued to Laurus a convertible note for $5 million that was subsequently converted into 1,400,560 shares of our common stock at $3.57 per share, and two term notes, one for $5 million and the other for $13 million. In connection with the issuance of these notes, we issued Laurus warrants for a total of 2,698,178 shares of common stock at exercise prices of $5.63 per share for 192,029 shares, $5.69 per share for 581,395 shares and an average of $7.57 for 1,540,697 shares. We also paid to Laurus $182,500 in loan fees and $2,500 in due diligence fees, in connection with the transactions and paid their transaction legal fees of $32,335.

Except for the relationships and ownership of our securities set forth in this “Selling Stockholders” no relationships, arrangements or agreements have existed in the past three years and there are no agreements to be performed in the future between us and any selling stockholder, its affiliates or persons with whom any of the selling stockholders had contractual relationships regarding the issuance of the warrants on March 4, 2008.

The table on the following page lists the selling stockholders and other information regarding the beneficial ownership of the shares of our common stock by the selling stockholders. The selling stockholders have represented to us that they do not have an existing short position in our common stock. All information contained in the table is as of July 31, 2008 and is based upon publicly available information and certain additional information known to us. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. Under such rule, beneficial ownership includes any shares of common stock which the stockholder has the right to acquire within 60 days of July 31, 2008 through the exercise of any stock option or other right. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to Offering		Number of Shares Being Offered for Sale	Number of Shares Owned After Offering (3)	Percentage of Shares Owned After Offering (4)

Laurus Master Fund, Ltd(1)	5,775,945	(2)	1,350,030	4,425,915	20.5	%(2)
Valens U.S. SPV I, LLC(1)	195,935		195,935	-	*
Valens Offshore SPV I, LTD.(1)	266,408		266,408	-	*

(1)
The selling stockholder is managed by Laurus Capital Management, LLC which exercises voting and dispositive power over the shares of common stock to be offered by the selling stockholder. Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC.

(2)
Laurus Master Fund, Ltd. owns 540,110 shares of our common stock and, together with its affiliates, holds warrants to acquire 5,235,835 additional shares. The warrants are currently exercisable. Under the terms of all warrants held by the selling stockholders, the selling stockholders may not exercise the warrants to the extent that such exercise would cause them, together with their affiliates, to beneficially own shares of common stock that would exceed 9.99% of our then outstanding shares of common stock following the exercise, excluding from the calculation shares of common stock issuable pursuant to unexercised warrants. The beneficial ownership set forth in this table does not reflect this restruction.

(3)	Assumes each selling stockholder sells all of their shares being offered for sale and does not acquire beneficial ownership of additional shares of our common stock.
(4)	* denotes less than 1%.

In October 2006, we issued a convertible promissory note and warrants to one of the selling stockholders named in this prospectus, Laurus Master Fund, Ltd, pursuant to which it could acquire shares of our common stock upon conversion of the notes or exercise of the warrants. In December 2006, we issued an additional common stock warrant to Laurus. The following four tables set forth certain information with respect to those transactions.

Table I

Potential Profit from Conversion Into Common Shares
of $5 Million Convertible Note
Issued to Laurus Master Fund, Ltd.
On October 31, 2006

Closing price per share
@ October 31, 2006	$5.09

Conversion price per share
@ October 31, 2006	$6.55 average (1)

Total shares to be received
upon conversion	763,358

Aggregate market value
of underlying shares
@ October 31, 2006	$3,885,496 (2)

Aggregate conversion price of
underlying shares	$5,000,000

Total convertible note
discount (premium)
to market value of underlying
shares @ October 31, 2006	($1,114,504)

(1) The conversion prices per share under the promissory note at October 31, 2006 were $5.96 for the first $1,666,667 of principal amount of the note, $6.23 for the next $1,666,667 of principal and $7.69 for the last $1,666,666 of principal for an average price of $6.55 per share.

(2) Based on the $5.09 closing price per share of our common stock on October 31, 2006.

Table II

Potential Profit from Purchase of a Warrant
For Common Stock
Issued to Laurus Master Fund, Ltd.
October 31, 2006

Closing price per share
@ October 31, 2006	$5.09

Exercise price
@ October 31, 2006	$7.57 (1)

Total shares to be received
upon exercise of warrant	1,540,697

Aggregate market value
of underlying shares
@ October 31, 2006	$7,842,148 (2)

Aggregate exercise price of
underlying shares	$11,663,076

Total warrant discount (premium)
to market value of underlying
shares @ October 31, 2006	($3,820,928)

(1) The exercise price is $7.82 per share for the first 770,349 shares and $7.31 for the remaining 770,348 shares.

(2) Based on the $5.09 per share closing price of our common stock on October 31, 2006.

Table III

Potential Profit from Exercise of an Additional
Warrant For Common Stock
Issued to Laurus Master Fund, Ltd.
October 31, 2006

Closing price per share
@ October 31, 2006	$5.09

Exercise price
@ October 31, 2006	$5.69

Total shares to be received
upon exercise of warrant	581,395

Aggregate market value
of underlying shares
@ October 31, 2006	$2,959,301 (1)

Aggregate exercise price of
underlying shares	$3,308,138

Total warrant discount (premium)
to market value of underlying
shares @ October 31, 2006	($348,837)

(1) Based on the $5.09 per share closing price of our common stock on October 31, 2006.

Table IV

Potential Profit from Exercise of a Warrant
For Common Stock
Issued to Laurus Master Fund, Ltd.
December 28, 2006

Closing price per share
@ December 28, 2006	$4.48

Exercise price
@ December 28, 2006	$5.63 average (1)

Total shares to be received
upon exercise of warrant	576,086

Aggregate value
of underlying shares
@ December 28, 2006	$2,580,865 (2)

Aggregate exercise price of
underlying shares	$3,243,364

Total warrant discount
(premium) to market value
of underlying shares
@ December 28, 2006	($662,499)

(1) The exercise prices of this warrant are $5.06 per share for the first 192,029 shares, $5.29 per share for the next 192,029 shares and $6.53 for the remaining 192,028 shares.

(2) Based on the $4.48 per share closing price of our common stock on December 28, 2006.

The following table provides certain information concerning our prior securities transactions with one of the named selling stockholders in this prospectus, Laurus Master Fund, Ltd. To our knowledge, we have not had any prior securities transaction with affiliates of this selling stockholder or any person with whom this selling stockholder has had a contractual relationship concerning any of our prior securities transactions.
Table I

Prior Securities Transactions with
Laurus Master Fund, Ltd. (“Laurus”)

Dates of transactions	October 31, 2006
December 28, 2006

Number of our shares
of common stock
outstanding immediately
prior to each transaction.	20,018,855

Common shares held by persons
other than Laurus, its affiliates
or our affiliates, immediately
prior to each transaction.	15,590,432 (1)

Number of shares of
common stock issuable to
Laurus in connection with
each transaction.
October 31, 2006	2,885,450
December 28, 2006	576,086

Common stock issuable in each
transaction as a percentage of our
outstanding common stock held
by persons other than Laurus,
its affiliates or our affiliates
immediately prior to each
transaction. (1)
October 31, 2006	18.5%
December 28, 2006	3.7%

Closing price of our common stock
on October 30, 2006	$5.12

Closing price of our common stock
on December 27, 2006	$4.37

Last reported sales price of our
common stock on August 4, 2008.	$0.03

(1) Neither Laurus nor any of its affiliates held any shares of our common stock prior to either transaction.

The following table provides certain information concerning the number of shares previously registered for resale by Laurus Master Fund, Ltd and the shares currently being registered for resale by them.
Share Information Regarding
Laurus Master Fund, Ltd. (“Laurus”)

Number of common shares
outstanding prior to the March 4,
2008 transaction
described in this prospectus that
are held by shareholders other than
Laurus, its affiliates
and our affiliates as of March 4, 2008.	16,183,614

Number of common shares
registered for resale
by Laurus and its
affiliates prior to the date of this prospectus.	4,098,738 (1)

Number of common shares
previously registered for resale
by Laurus and still held
by it, as of July 31, 2008.	3,238,288 (2)

Number of shares sold in registered
resales by Laurus as of July 31, 2008.	860,450

Number of shares being registered
for resale by Laurus and
Laurus’ affiliates in the registration
statement of which this prospectus
is a part.	1,595,995

(1) We have not previously registered any shares for resale by affiliates of Laurus.
(2) This includes 540,110 shares issued and outstanding and warrants exercisable for 2,698,178 shares.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are authorized to issue a total of 55,000,000 shares of our common stock. Holders of our common stock are entitled to one vote per share on all matters to be voted on by our stockholders. After the payment of preferences on our outstanding shares of preferred stock, if any, holders of our common stock are entitled to receive, ratably, such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for payment. We have never declared or paid cash dividends on our common stock. We intend to retain all of our future earnings, if any, for use in our business, and therefore we do not expect to pay any cash dividends on our common stock in the foreseeable future.

In the event we are liquidated, dissolved, or wound up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of our liabilities and prior distribution rights of shares of our preferred stock then outstanding, if any. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

Under our amended and restated certificate of incorporation, our board of directors has the authority, without further action by our stockholders, to issue up to 5,000,000 shares of our preferred stock in one or more series. Our board of directors also has the power to determine the rights of the preferred stock, such as dividend rights, conversion rights, voting rights, and the terms of redemption and liquidation preferences. Our board of directors, without stockholder approval, also is permitted to issue preferred stock with voting, conversion or other rights that are more favorable than the rights of the holders of our common stock. Our preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control or to make removal of management more difficult. Additionally, the issuance of our preferred stock may have the effect of decreasing the market price of our common stock, and may adversely affect the voting and other rights of the holders of our common stock.

Pursuant to a Certificate of Determination filed March 6, 2008 and amended and restated on March 11, 2008, and May 22, 2008, our board of directors established a Series B preferred stock consisting of 50,000 shares,  $0.01 par value per share, and a Series C preferred stock consisting of 50,000 shares, $0.01 par value per share. The Series B preferred stock is convertible into our common stock at $0.40 per share and accrues dividends at 8% per annum payable in additional shares of Series B preferred stock. The Series C preferred stock is convertible into our common stock at $0.49 per share and dose not accrue dividends. The conversion price of the Series B and Series C preferred stock is subject to adjustment in the event of stock splits and similar transactions, but there are no anti-dilution provisions that will result in the reduction of the conversion price as a result of any future issuance of securities with a lower purchase price or conversion price.

Dividends on the shares of Series B preferred stock are payable when, as and if declared by the board of directors and accrued dividends must be fully paid or declared and set apart before we may pay any dividend (except in shares of common stock) on our common stock or any dividend on the Series c preferred stock or any preferred stock issued subsequent to the Series B preferred stock. Undeclared or unpaid dividends do not accrue interest. Although dividends do not accrue on the Series C preferred stock, no dividend may be declared or paid on our common stock (except in common stock) or on any other series of preferred stock (other than the Series B preferred) unless prior to and in preference thereof a dividend of equal amount is declared and paid on the Series C preferred.

Each of the shares of the Series B and Series C preferred stock has a liquidation preference over the common shares and the shares of any other subsequent series of preferred stock of $100 per share, plus, in the case of the Series B preferred stock, all accrued but unpaid dividends. The Series B liquidation preference must be paid in full prior to any payment of the Series C liquidation preference. Following payment of the Series B and Series C liquidation preferences, any remaining assets of the corporation will be distributed to the holders of Series B preferred stock, Series C preferred stock and common stock ratably on the basis of the number of shares of common stock into which the Series B and Series C preferred shares are convertible.

Following the 20th consecutive trading day on which the closing price, or closing bid price if there is no closing price, of our common stock exceeds $2 on the market on which our common stock is traded, we may at our option redeem the Series B and Series C preferred stock for $100 a share, plus, in the case of the Series B preferred stock, accrued dividends. The redemption price is subject to adjustment for stock splits and similar transactions.

The shares of Series B and Series C preferred stock vote as a single class with the common stock and not as separate classes. The shares of preferred stock have one vote for each share of common stock into which they are convertible, excluding any dividends accrued or paid on the Series B preferred stock.

Our authorized capital stock consists of 55,000,000 shares of common stock, par value $0.01 per share, of which 21,552,759 were issued and outstanding as of July 31, 2008 and 5,000,000 shares of preferred stock, par value $0.01 per share of which 16,396 were outstanding as of July 31, 2008 consisting of 14,190 shares of Series B preferred stock and 2,206 shares of Series C preferred stock.

Delaware Anti-Takeover Law and Certain Charter Provisions

Anti-Takeover Law

The provisions of Section 203 of the Delaware General Corporation Law apply to us. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a business combination with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner or unless the interested stockholder acquired at least 85% of the corporation’s voting stock (excluding shares held by designated stockholders) in the transaction in which it became an interested stockholder. For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. Other than persons who own shares in excess of 15% of the voting stock of the corporation as a result of action taken solely by the corporation, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within the previous three years did own, 15% or more of the corporation’s voting stock.

Limitation of Director and Officer Liability

Our amended and restated certificate of incorporation and bylaws contain provisions limiting the liability and indemnification of our directors and officers. Our amended and restated certificate of incorporation provides that our directors shall be indemnified to the fullest extent permitted by law.

No Stockholder Action by Written Consent

Our certificate of incorporation provides that our stockholders can take action only at a duly called annual or special meeting of stockholders. Accordingly, our stockholders cannot take action by written consent in lieu of a meeting. This provision may have the effect of deterring hostile takeovers or delaying changes in our control or management.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

-	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

-	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

-	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

-	an exchange distribution in accordance with the rules of the applicable exchange;

-	privately negotiated transactions;

-	short sales effected after the date the promissory notes issued to Laurus Master Fund, Ltd. are no longer outstanding;

-	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

-	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

-	a combination of any such methods of sale.

In connection with the sale of our common stock or interests therein, certain of the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933 (the ''Securities Act''), provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) ( or its successor) of the Securities Act. We will not receive any proceeds from sales of any securities by the selling stockholders.  We cannot assure you that the selling stockholders will sell all or any portion of the securities offered hereby.

LEGAL MATTERS

For the purpose of this offering, Haddan & Zepfel LLP, 500 Newport Center Drive, Newport Beach, California, is giving an opinion on the validity of the issuance of the securities offered in this prospectus.

EXPERTS

Our consolidated financial statements and the accompanying financial statement schedule II as of December 31, 2007 and 2006 and for each of the years in the three-year period ended December 31, 2007 have been incorporated by reference in this prospectus and in the registration statement in reliance upon the report of our independent registered public accounting firm, Squar, Milner, Peterson Miranda & Williamson, LLP and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s Web site at “http://www.sec.gov.”

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus.

We incorporate by reference the documents listed below, which may also be accessed at our website www.modtech.com. Except as otherwise specifically incorporated by reference in this prospectus, information contained in, or accessible through, our website is not a part of this prospectus.

1. Our Annual Report on Form 10-K for the year ended December 31, 2007;
2. Our Quarterly Report on Form 10-Q filed on May 15, 2008

3. Our definitive proxy statements filed on April 29, 200 and June 5, 2008; and

4. Our Current Reports on Form 8-K, as filed on January 22, 2008, February 1, 2008, March 3, 2008, March 8, 2008, March 11, 2008, March 26, 2008, April 29, 2008, May 15, 2008, May 23, 2008 and July 21, 2008.

We will provide to you at no cost a copy of any and all of the information incorporated by reference into the registration statement of which this prospectus is a part. You may make a request for copies of this information in writing or by telephone. Requests should be directed to: Modtech Holdings, Inc., Attention: Dennis Shogren, 2830 Barrett Avenue, Perris, California 92571, (951) 943-4014

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superceded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus, modifies, supercedes or replaces such statement. Any statement so modified, superceded or replaced shall not be deemed, except as so modified, superceded or replaced, to constitute part of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses to be paid by the registrant in connection with the sale of the common stock being registered:

Securities and Exchange Commission registration fee	$57.71
Legal fees and expenses	20,000.00
Accountants’ fees and expenses	10,000.00
Miscellaneous	10,000.00
Total	$40,057.71

The foregoing items, except for the Securities and Exchange Commission registration fee, are estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Reference is made to the Certificate of Incorporation of the registrant; the Bylaws of the Registrant; Section 145 of the Delaware General Corporation Law; which, among other things, and subject to certain conditions, authorize the registrant to indemnify, or indemnify by their terms, as the case may be, the directors and officers of the registrant against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer. Pursuant to this authority, the registrant has entered into an indemnification agreement with each director and executive officer, whereby the registrant has agreed to cover the indemnification obligations.

The registrant maintains directors’ and officers’ insurance providing indemnification against certain liabilities for certain of the registrant’s directors, officers, affiliates, partners or employees.

The indemnification provisions in the registrant’s Bylaws, and the indemnification agreements entered into between the registrant and its directors and executive officers, may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities arising under the Act.

Reference is made to the following documents incorporated by reference into this registration statement regarding relevant indemnification provisions described above and elsewhere herein: (1) Certificate of Incorporation, filed as Exhibit 3.1 to registrant’s registration statement on Form S-4 filed with the SEC on October 27, 1998; (2) the registrant’s Bylaws filed as Exhibit 3.2 to registrant’s Annual Report on Form 10-K filed with the SEC on March 15, 2004; and (3) the form of Indemnification Agreement entered into by the registrant with each of its directors and executive officers filed as an exhibit to Modtech, Inc.’s (the predecessor of registrant) registration statement on Form S-1 filed with the SEC on June 6, 1990, each incorporated by reference into this registration statement.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we have issued and sold the following unregistered securities:

On August 5, 2005, we sold 2,046,00 shares of our common stock and 5-year warrants to purchase an additional 1,023,000 shares of common stock for an aggregate purchase price of $11,629,110. The exercise price of the warrants was $8 per share. The investor group was comprised of a series of investment funds, including, the Peninsula Fund, L.P. Gruber & McBaine International, Lagunitas Partners LP, and Dolphin Offshore Partners, L.P., certain foundations and investors related to the investment funds, our lender, Amphora Limited, two of our directors, Myron A. Wick, III, and Charles C. McGettigan, and certain of our corporate officers, including our Chief Executive Officer, David Buckley, and our Chief Financial Officer, Dennis Shogren.

On August 5, 2005, we issued a replacement convertible note to Amphora Limited with a principal balance of $25.9 million. The note was convertible into 2,977,012 shares of our common stock at a conversion price of $8.70 per share. We also issued to Amphora Limited a 5-year warrant for 8,276 shares of our common stock with an exercise price of $8.70 per share.

Between May 1, 2006 and May 4, 2006, we issued 325,000 shares of our common stock for an aggregate price of $2.6 million pursuant to the exercise of the warrants issued on August 5, 2005.

On May 4, 2006, we issued 728,900 shares of our common stock to Amphora Limited pursuant to its conversion of $5.7 million of the principal amount of the $25.9 million convertible note described above.

On July 19, 2006, we issued 336,743 shares of our common stock to Amphora Limited pursuant to its conversion of an additional $2,633,333 of principal amount under the note held by it.

On October 31, 2006, we issued 1 million shares to Amphora Limited pursuant to its conversion of $7,820,000 of the principal amount of the promissory note it held and its agreement to allow the $9,746,666 balance of the note to be paid off in full for only $8 million.

On October 31, 2006, we issued a $5 million note to Laurus Master Fund, Ltd. convertible into approximately 798,722 shares at an average conversion price of $6.62 per share, a $13 million non-convertible note, a 6-year warrant exercisable for 1,540,697 shares of our common stock for an aggregate consideration of $11,655,372 and a second warrant exercisable for 581,395 shares of our common stock at an aggregate price of $3,308,137.

On December 28, 2006, we reduced the conversion price of the $5 million convertible note held by Laurus Master Fund, Ltd. to $3.57 per share and Laurus converted $3,534,300 of principal into 990,000 shares of our common stock. In connection with this transaction, we issued to Laurus a non-convertible note for $5 million and a 7-year warrant to purchase 576,086 shares for an aggregate purchase price of $3,183,835.

On February 27, 2007, Laurus converted the remaining $1,465,700 principal balance of the convertible note into 410,560 shares of our common stock.

On March 4, 2007, we issued to Laurus and two affiliates warrants to purchase 3 million shares at an aggregate purchase price of $1,440,000. The warrants were issued in connection with a waiver we received concerning an event of default under our promissory notes with Laurus. We reduced the aggregate exercise price of the warrants to $1,200,000 on March 21, 2008.

On March 11, 2008, we issued we issued 14,190 shares of our Series B Preferred Stock and 2,256 shares of our Series C Preferred Stock for an aggregate purchase price of $1.6 million. The purchasers of the Series B Preferred Stock were existing shareholders Dolphin Offshore Partners, L.P. and Rodman & Renshaw Capital Group, Inc., new investors GCA Strategic Investment Fund Limited, Maythorpe Holdings Limited, Thomas F. Peckosh, Jr. and Charles R. Skemp, and a former director, Charles R. Gwirtsman. The purchasers of the Series C Preferred Stock were current directors and executives of the company, Charles C. McGettigan, Myron A. Wick III, Daniel J. Donahoe III, Stanley Gaines, Dennis L. Shogren, Robert W. Campbell, Kenneth S. Cragun, Ronald Savona, Karen Andreasen, Richard Bartolotti, Harold Clark, Richard Von Hor, Thomas McGovern, Kenneth Keska, Jr. and Danny Ewing.

The Series B Preferred Stock is convertible into our common stock at $0.40 per share and accrues dividends at 8% per annum, payable in additional shares of Series B Preferred Stock. The Series C Preferred Stock is convertible into our common stock at $0.49 per share The shares of Series B and Series C Preferred Shares issued are convertible into an aggregate of 4,007,908 shares of our common stock.

All of the foregoing transactions were exempt from registration pursuant to the exemption for transactions by an issuer not involving a public offering under Section 4(2) of the Securities Act of 1933, and Regulation D under the Securities Act of 1933. There were no underwriters involved in the foregoing transactions.

ITEM 16. EXHIBITS

Exhibit Number	Description of Document

3.1(1)	Certificate of Incorporation of the Company.

3.2(1.1)	Bylaws of the Company.

3.3(15)	Certificate of Amendment of Certificate of Incorporation

4.1(15)	Certificate of Designation of Preferences

4.2(15)	Amended and Restated Certificate of Designation of Preferences

4.3(16)	Second Amended and Restated Certificate of Designation of Preferences

5.1*	Opinion of Haddan & Zepfel LLP.

10.1(2)	Company’s 1994 Stock Option Plan.

10.2(2)	Company’s 1996 Stock Option Plan.

10.3(2)	Company’s 1999 Stock Option Plan.

10.4(2)	Company’s 2002 Stock Option Plan.

10.5(3)	Employment Agreement between the Company and Dennis L. Shogren.

10.6(3.1)	Employment Agreement between the Company and Ronald Savona.

10.7(3.2)	Employment Agreement between the Company and Kenneth S. Cragun.

10.8(4)	Lease between the Company and Pacific Continental Modular Enterprises, relating to the Barrett property in Perris, California

10.9(4)	Lease between the Company and BMG, relating to the property in Lathrop, California

10.10(5)	Conversion and Repurchase Agreement, dated October 31, 2006

10.11(6)	Warrant to Purchase Common Stock issued December 31, 2004

10.12(7)	Amendment Number 1 to Industrial Real Estate Lease between Modtech Holdings, Inc. and BMG2 Enterprises, dated July 29, 2005

10.13(7)	Sublease between Modtech Holdings, Inc. and Boise Building Solutions Distribution, L.L.C., dated July 29, 2005

10.14(8)	Warrant for 8,276 shares of common stock, dated August 5, 2005

10.15(9)	Intercreditor Agreement with Bank of America, N.A., dated, March 31, 2006

10.16(9)	Loan and Security Agreement with Bank of America, N.A., dated March 31, 2006

10.17(9)	Amendment Agreement, dated March 31, 2006

10.18(10)	Amendment to 2002 Stock Option Plan, dated June 13, 2006

10.19(11)	Exchange of Senior Subordinated Secured Convertible Notes, dated May 3, 2006

10.20(12)	Securities Purchase Agreement with Laurus Master Fund, Ltd. (and attached exhibits), dated October 21, 2006

10.21(12)	Intellectual Property Security Agreement, dated October 31, 2006

Exhibit
Number	Name of Exhibit

10.22(12)	Master Security Agreement with Laurus Master Fund, Ltd., dated October 31, 2006

10.23(12)	Registration Rights Agreement with Laurus Master Fund, Ltd., dated October 31, 2006

10.24(12)	Sale and Purchase Agreement and Joint Escrow Instructions with NL Ventures V, L.P. dated November 1, 2006

10.25(12)	Lease Agreement with NL Ventures V Plant City, L.P. dated November 1, 2006

10.26(13)	Registration Rights Agreement with Amphora Limited, dated October 31, 2006

10.27(13)	Conversion and Repurchase Agreement, dated October 31, 2006

10.28(14)	Amendment and Waiver Agreement with Laurus Master Fund, Ltd., dated December 28, 2006

10.29(14)	Securities Purchase Agreement with Laurus Master Fund, Ltd., dated December 28, 2006

10.30(14)	Secured Term Note issued to Laurus Master Fund, Ltd., dated December 28, 2006

10.31(14)	Common Stock Purchase Warrant issued to Laurus Master Fund, Ltd., dated December 28, 2006

10.32(14)	Amended and Restated Registration Rights Agreement with Laurus Master Fund, Ltd., dated December 28, 2006

10.33(15)	Amendment and Waiver Agreement with Laurus Master Fund, Ltd., Valens Offshore SPV I, Ltd. and Valens U.S. SPV I, LLC, dated February 29, 2008

10.34(15)	Promissory Note issued to Laurus Master Fund, Ltd. in the amount of $634,414.36, dated February 29, 2008

10.35(15)	Promissory Note issued to Valens Offshore SPV I, Ltd. in the amount of $66,602.06, dated February 29, 2008

10.36(15)	Promissory Note issued to Valens U.S. SPV I, LLC in the amount of $48,983.58, dated February 29, 2008

10.37(15)	Common Stock Purchase Warrant issued to Laurus Master Fund, Ltd. for up to 2,537,657 shares of stock, dated February 29, 2008

10.38(15)	Common Stock Purchase Warrant issued to Valens Offshore SPV I, Ltd. for up to 266,408 shares of stock, dated February 29, 2008

10.39(15)	Common Stock Purchase Warrant issued to Valens U.S. SPV I, LLC for up to 195,935 shares of stock, dated February 29, 2008

10.40(15)	Registration Rights Agreement with Laurus Master Fund, Ltd., dated February 29, 2008

10.41(15)	Reaffirmation and Ratification Agreement with Laurus Master Fund, Ltd., Valens Offshore SPV I, Ltd. and Valens U.S. SPV I, LLC, dated February 29, 2008

10.42(15)	Lock-Up Letter Agreement with Laurus Master Fund, Ltd., Valens Offshore SPV I, Ltd. and Valens U.S. SPV I, LLC, dated February 29, 2008

Exhibit
Number	Name of Exhibit

10.43(15)	Subscription Agreement with the "Buyers" (as defined therein), dated March 10, 2008

10.44(15)	Registration Rights Agreement with the Buyers as described in Exhibit 10.43 above, dated March 10, 2008

10.45(15)	Amended and Restated Common Stock Purchase Warrant issued to Laurus Master Fund, Ltd. for up to 2,537,657 shares of stock, dated March 21, 2008

10.46(15)	Amended and Restated Common Stock Purchase Warrant issued to Valens Offshore SPV I, Ltd. for up to 266,408 shares of stock, dated March 21, 2008

10.47(15)	Amended and Restated Common Stock Purchase Warrant issued to Valens U.S. SPV I, LLC for up to 195,935 shares of stock, dated March 21, 2008

23.1*	Consent of Haddan & Zepfel LLP (included with Exhibit 5.1).

23.2**	Consent of Squar, Milner, Peterson, Miranda & Williamson, LLP, independent registered public accounting firm.

24.1**	Power of Attorney (included with signatures).

*	Filed herewith
**	Previously Filed

(1)	Incorporated by reference to Modtech Holdings, Inc.’s Registration Statement on Form S-4 filed with the Commission on October 27, 1998 (Commission File No. 333-69033).

(1.1)	Incorporated by reference to Modtech Holdings, Inc.’s Form 10-K filed with the Commission on March 15, 2004 (Commission File No. 000-25161).

(2)	Incorporated by reference to Modtech Holdings, Inc.’s Form 10-Q filed with the Commission on November 12, 2004 (Commission File No. 000-25161).

(3)	Incorporated by reference to Modtech Holdings, Inc.’s Form 8-K filed with the Commission on September 22, 2006 (Commission File No. 000-25161).

(3.1)	Incorporated by reference to Modtech Holdings, Inc.’s Form 8-K filed with the Commission on February 13, 2006 (Commission File No. 000-25161).

(3.2)	Incorporated by reference to Modtech Holdings, Inc.’s Form 8-K filed with the Commission on June 25, 2007 (Commission File No. 000-25161).

(4)	Incorporated by reference to Modtech, Inc.’s Registration Statement on Form S-1 filed with the Commission on June 6, 1990 (Commission File No. 033-35239).

(5)	Incorporated by reference to Modtech Holdings, Inc.’s Form 8-K filed with the Commission on November 1, 2002 (Commission File No. 000-25161).

(6)	Incorporated by reference to Modtech Holdings, Inc.’s Form 8-K filed with the Commission on January 3, 2005 (Commission File No. 000-25161).

(7)	Incorporated by reference to Modtech Holdings, Inc.’s Form 10-Q/A filed with the Commission on October 17, 2005 (Commission File No. 000-25161).

(8)	Incorporated by reference to Modtech Holdings, Inc.’s Form 8-K filed with the Commission on August 9, 2005 (Commission File No. 000-25161).

(9)	Incorporated by reference to Modtech Holdings, Inc.’s Form 10-K filed with the Commission on April 4, 2006 (Commission File No. 000-25161).

(10)	Incorporated by reference to Modtech Holdings, Inc.’s Definitive Proxy Statement filed with the Commission on May 5, 2006 (Commission File No. 000-25161).

(11)	Incorporated by reference to Modtech Holdings, Inc.’s Form 10-Q filed with the Commission on August 14, 2006 (Commission File No. 000-25161).

(12)	Incorporated by reference to Modtech Holdings, Inc.’s Form 10-Q filed with the Commission on November 14, 2006.

(13)	Incorporated by reference to Modtech Holdings, Inc.’s Form 8-K filed with the Commission on November 1, 2006 (Commission File No. 000-25161).

(14)	Incorporated by reference to Modtech Holdings, Inc. Form 8-K filed with the Commission on January 4, 2007 (Commission File No. 000-25161).

(15)	Incorporated by reference to Modtech Holdings, Inc.’s Form 10-K filed with the Commission on April 14, 2008 (Commission File No. 000-25161).

(16)	Incorporated by reference to Modtech Holdings, Inc.’s Form 8-K filed with the Commission on May 23, 2008 (Commission File No. 000-25161).

ITEM 17. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”), may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 14 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; (iii) to include any material information with respect to the distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant undertakes that: (1) for purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Perris, State of California, this on August 8, 2008.

MODTECH HOLDINGS, INC.

By:	/s/ DENNIS L. SHOGREN
Dennis L. Shogren President, Chief Executive Officer and Director (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this amendment to this registration statement has been signed by the following persons in the capacities indicated on August 8, 2008:

Signature	Title
*	President, Chief Executive Officer and Director
Dennis L. Shogren	(Principal Executive Officer)

*	Chief Financial Officer, Senior Vice President and Secretary
Kenneth S. Cragun	(Principal Financial and Accounting Officer)

*	Director
Robert W. Campbell

*	Director
Daniel J. Donahoe III

*	Director
Stanley N. Gaines

*	Non-Executive Chairman of the Board, Director
Charles C. McGettigan

*	Director
Myron A. Wick III

*By:	/s/ Kenneth S. Cragun Kenneth S. Cragun Attorney-in-fact

Exhibit Index

Exhibit Number	Description of Document

3.1(1)	Certificate of Incorporation of the Company.

3.2(1.1)	Bylaws of the Company.

3.3(15)	Certificate of Amendment of Certificate of Incorporation

4.1(15)	Certificate of Designation of Preferences

4.2(15)	Amended and Restated Certificate of Designation of Preferences

4.3(16)	Second Amended and Restated Certificate of Designation of Preferences

5.1*	Opinion of Haddan & Zepfel LLP.

10.1(2)	Company’s 1994 Stock Option Plan.

10.2(2)	Company’s 1996 Stock Option Plan.

10.3(2)	Company’s 1999 Stock Option Plan.

10.4(2)	Company’s 2002 Stock Option Plan.

10.5(3)	Employment Agreement between the Company and Dennis L. Shogren.

10.6(3.1)	Employment Agreement between the Company and Ronald Savona.

10.7(3.2)	Employment Agreement between the Company and Kenneth S. Cragun.

10.8(4)	Lease between the Company and Pacific Continental Modular Enterprises, relating to the Barrett property in Perris, California

10.9(4)	Lease between the Company and BMG, relating to the property in Lathrop, California

10.10(5)	Conversion and Repurchase Agreement, dated October 31, 2006

10.11(6)	Warrant to Purchase Common Stock issued December 31, 2004

10.12(7)	Amendment Number 1 to Industrial Real Estate Lease between Modtech Holdings, Inc. and BMG2 Enterprises, dated July 29, 2005

10.13(7)	Sublease between Modtech Holdings, Inc. and Boise Building Solutions Distribution, L.L.C., dated July 29, 2005

10.14(8)	Warrant for 8,276 shares of common stock, dated August 5, 2005

10.15(9)	Intercreditor Agreement with Bank of America, N.A., dated, March 31, 2006

10.16(9)	Loan and Security Agreement with Bank of America, N.A., dated March 31, 2006

10.17(9)	Amendment Agreement, dated March 31, 2006

10.18(10)	Amendment to 2002 Stock Option Plan, dated June 13, 2006

10.19(11)	Exchange of Senior Subordinated Secured Convertible Notes, dated May 3, 2006

10.20(12)	Securities Purchase Agreement with Laurus Master Fund, Ltd. (and attached exhibits), dated October 21, 2006

10.21(12)	Intellectual Property Security Agreement, dated October 31, 2006

Exhibit
Number	Name of Exhibit

10.22(12)	Master Security Agreement with Laurus Master Fund, Ltd., dated October 31, 2006

10.23(12)	Registration Rights Agreement with Laurus Master Fund, Ltd., dated October 31, 2006

10.24(12)	Sale and Purchase Agreement and Joint Escrow Instructions with NL Ventures V, L.P. dated November 1, 2006

10.25(12)	Lease Agreement with NL Ventures V Plant City, L.P. dated November 1, 2006

10.26(13)	Registration Rights Agreement with Amphora Limited, dated October 31, 2006

10.27(13)	Conversion and Repurchase Agreement, dated October 31, 2006

10.28(14)	Amendment and Waiver Agreement with Laurus Master Fund, Ltd., dated December 28, 2006

10.29(14)	Securities Purchase Agreement with Laurus Master Fund, Ltd., dated December 28, 2006

10.30(14)	Secured Term Note issued to Laurus Master Fund, Ltd., dated December 28, 2006

10.31(14)	Common Stock Purchase Warrant issued to Laurus Master Fund, Ltd., dated December 28, 2006

10.32(14)	Amended and Restated Registration Rights Agreement with Laurus Master Fund, Ltd., dated December 28, 2006

10.33(15)	Amendment and Waiver Agreement with Laurus Master Fund, Ltd., Valens Offshore SPV I, Ltd. and Valens U.S. SPV I, LLC, dated February 29, 2008

10.34(15)	Promissory Note issued to Laurus Master Fund, Ltd. in the amount of $634,414.36, dated February 29, 2008

10.35(15)	Promissory Note issued to Valens Offshore SPV I, Ltd. in the amount of $66,602.06, dated February 29, 2008

10.36(15)	Promissory Note issued to Valens U.S. SPV I, LLC in the amount of $48,983.58, dated February 29, 2008

10.37(15)	Common Stock Purchase Warrant issued to Laurus Master Fund, Ltd. for up to 2,537,657 shares of stock, dated February 29, 2008

10.38(15)	Common Stock Purchase Warrant issued to Valens Offshore SPV I, Ltd. for up to 266,408 shares of stock, dated February 29, 2008

10.39(15)	Common Stock Purchase Warrant issued to Valens U.S. SPV I, LLC for up to 195,935 shares of stock, dated February 29, 2008

10.40(15)	Registration Rights Agreement with Laurus Master Fund, Ltd., dated February 29, 2008

10.41(15)	Reaffirmation and Ratification Agreement with Laurus Master Fund, Ltd., Valens Offshore SPV I, Ltd. and Valens U.S. SPV I, LLC, dated February 29, 2008

10.42(15)	Lock-Up Letter Agreement with Laurus Master Fund, Ltd., Valens Offshore SPV I, Ltd. and Valens U.S. SPV I, LLC, dated February 29, 2008

Exhibit
Number	Name of Exhibit

10.43(15)	Subscription Agreement with the "Buyers" (as defined therein), dated March 10, 2008

10.44(15)	Registration Rights Agreement with the Buyers as described in Exhibit 10.43 above, dated March 10, 2008

10.45(15)	Amended and Restated Common Stock Purchase Warrant issued to Laurus Master Fund, Ltd. for up to 2,537,657 shares of stock, dated March 21, 2008

10.46(15)	Amended and Restated Common Stock Purchase Warrant issued to Valens Offshore SPV I, Ltd. for up to 266,408 shares of stock, dated March 21, 2008

10.47(15)	Amended and Restated Common Stock Purchase Warrant issued to Valens U.S. SPV I, LLC for up to 195,935 shares of stock, dated March 21, 2008

23.1*	Consent of Haddan & Zepfel LLP (included with Exhibit 5.1).

23.2**	Consent of Squar, Milner, Peterson, Miranda & Williamson, LLP, independent registered public accounting firm.

24.1**	Power of Attorney (included with signatures).

*	Filed herewith
**	Previously Filed

(1)	Incorporated by reference to Modtech Holdings, Inc.’s Registration Statement on Form S-4 filed with the Commission on October 27, 1998 (Commission File No. 333-69033).

(1.1)	Incorporated by reference to Modtech Holdings, Inc.’s Form 10-K filed with the Commission on March 15, 2004 (Commission File No. 000-25161).

(2)	Incorporated by reference to Modtech Holdings, Inc.’s Form 10-Q filed with the Commission on November 12, 2004 (Commission File No. 000-25161).

(3)	Incorporated by reference to Modtech Holdings, Inc.’s Form 8-K filed with the Commission on September 22, 2006 (Commission File No. 000-25161).

(3.1)	Incorporated by reference to Modtech Holdings, Inc.’s Form 8-K filed with the Commission on February 13, 2006 (Commission File No. 000-25161).

(3.2)	Incorporated by reference to Modtech Holdings, Inc.’s Form 8-K filed with the Commission on June 25, 2007 (Commission File No. 000-25161).

(4)	Incorporated by reference to Modtech, Inc.’s Registration Statement on Form S-1 filed with the Commission on June 6, 1990 (Commission File No. 033-35239).

(5)	Incorporated by reference to Modtech Holdings, Inc.’s Form 8-K filed with the Commission on November 1, 2002 (Commission File No. 000-25161).

(6)	Incorporated by reference to Modtech Holdings, Inc.’s Form 8-K filed with the Commission on January 3, 2005 (Commission File No. 000-25161).

(7)	Incorporated by reference to Modtech Holdings, Inc.’s Form 10-Q/A filed with the Commission on October 17, 2005 (Commission File No. 000-25161).

(8)	Incorporated by reference to Modtech Holdings, Inc.’s Form 8-K filed with the Commission on August 9, 2005 (Commission File No. 000-25161).

(9)	Incorporated by reference to Modtech Holdings, Inc.’s Form 10-K filed with the Commission on April 4, 2006 (Commission File No. 000-25161).

(10)	Incorporated by reference to Modtech Holdings, Inc.’s Definitive Proxy Statement filed with the Commission on May 5, 2006 (Commission File No. 000-25161).

(11)	Incorporated by reference to Modtech Holdings, Inc.’s Form 10-Q filed with the Commission on August 14, 2006 (Commission File No. 000-25161).

(12)	Incorporated by reference to Modtech Holdings, Inc.’s Form 10-Q filed with the Commission on November 14, 2006.

(13)	Incorporated by reference to Modtech Holdings, Inc.’s Form 8-K filed with the Commission on November 1, 2006 (Commission File No. 000-25161).

(14)	Incorporated by reference to Modtech Holdings, Inc. Form 8-K filed with the Commission on January 4, 2007 (Commission File No. 000-25161).

(15)	Incorporated by reference to Modtech Holdings, Inc.’s Form 10-K filed with the Commission on April 14, 2008 (Commission File No. 000-25161).

(16)	Incorporated by reference to Modtech Holdings, Inc.’s Form 8-K filed with the Commission on May 23, 2008 (Commission File No. 000-25161).